EXHIBIT 5.1

OPINION OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

May 13, 2009

Bridgepoint Education, Inc. 13500 Evening Creek Drive North Suite 600 San Diego, California 92128

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Bridgepoint Education, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 15,277,668 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”), the Company’s 2009 Stock Incentive Plan, amended and restated as of March 31, 2009 (the “2009 Plan”), the Company’s Employee Stock Purchase Plan, amended and restated as of March 31, 2009 (the “ESPP”) (collectively, the 2005 Plan, 2009 Plan and ESPP hereinafter will be referred to as the “Plans”), stock options outside of the Plans (the “Options”), or warrants outside of the Plans (the “Warrants”), comprised of:

a) up to 8,659,056 shares of Common Stock that may be issued pursuant to outstanding stock options under the 2005 Plan;

b) up to 5,000,000 shares of Common Stock that may be issued pursuant to awards granted under the 2009 Plan;

c) up to 1,000,000 shares of Common Stock reserved for issuance under the ESPP;

d) up to 65,566 shares of Common Stock that may be issued pursuant to the Options; and

e) up to 553,046 shares of Common Stock that may be issued pursuant to the Warrants.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the 2005 Plan, 2009 Plan, the ESPP, the Options and the Warrants, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law (“Section 158”), or (ii) the Shares will be uncertificated in accordance with Section 158 and the Company’s Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records.  We have further assumed that (a) shares currently reserved will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to either the Plans or to the Options or to the Warrants, or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

In rendering the opinion set forth below, we have relied on the opinion to you of Richards, Layton & Finger, P.A., dated as of the date hereof with respect to certain matters governed by Delaware law.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the stock option or other agreements provided for under the applicable Plan or the Options or the Warrants, as applicable, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation
S-K.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these respective laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plans, the Options, the Warrants, the option or other agreements related to the Shares, or the Registration Statement.

Respectfully submitted,

By: /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter and Hampton LLP